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                                                                       EXHIBIT 4

                      FIRST AMENDMENT TO RIGHTS AGREEMENT


     FIRST AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") dated as of the 18th day of June, 1997 by and among CellStar Corporation, a Delaware corporation
(the "Company"), and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agent").

                                   RECITALS
                                   --------

     1. The Company and the Rights Agent have previously entered into that certain Rights Agreement (the "Agreement"), dated as of December 30, 1996.

     2.   Section 27 (Supplements and Amendments) of the Agreement provides, in
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part, that prior to the Distribution Date (as defined in the Agreement), the
Agreement may be supplemented or amended without the approval of any holders of certificates representing shares of Common Stock (as defined in the Agreement).

     3. The Company and the Rights Agent desire to amend the Agreement to correct certain incorrect references in the Agreement to the Company's Preferred Stock, Series A, par value $0.01.

                                   AGREEMENT
                                   ---------

     Section 1.  Definitions.  All capitalized terms used but not defined herein
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shall have the meanings given to them in the Agreement.

     Section 2.  Corrected Definition.  Pursuant to Section 27 (Supplement and
                 --------------------                           --------------
Amendments) of the Agreement, the undersigned wish to amend Section 1(bb)
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(Certain Definitions -- Preferred Stock) of the Agreement by deleting the
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existing Section 1(bb) in its entirety and replacing it with a new Section 1(bb)
to read as follows:

          "(bb) 'Preferred Stock' shall mean shares of Preferred Stock, Series A, par value $0.01, of the Company, and, to the extent that there is not a sufficient number of shares of Series A Preferred Stock authorized to permit the full exercise of the Rights, any other series of Preferred Stock, par value $0.01, of the Company designated for such purpose containing terms substantially similar to the terms of the Series A Preferred Stock."

     Section 3.     Governing Law.  This Amendment shall be deemed to be a
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contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.
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     Section 4.     Counterparts.  This Agreement may be executed in any number
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of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Rights Agreement to be duly executed as of the day and year first above written.

Attest:                             CELLSTAR CORPORATION


By: /s/ Elaine F.  Rodriguez        By: /s/ Alan H.  Goldfield
   --------------------------          --------------------------------------
   Elaine F. Rodriguez                 Alan H. Goldfield
   Secretary                           Chairman of the Board and
                                       Chief Executive Officer


                                    CHASEMELLON SHAREHOLDER SERVICES L.L.C.


By: /s/ David M.  Cary                 By: /s/ Janis Daugherty
   --------------------------             -----------------------------------
  Name: David M.  Cary                   Name: Janis Daugherty
       ----------------------                 -------------------------------
  Title: Relationship Manager            Title: Relationship Manager
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